Exhibit 99.1

Blue Water Ventures International Expanding Recovery Efforts

For Immediate Release

Jacksonville, Florida- Blue Water Ventures International, Inc. (the "Company") (OTC trading symbol "BWVI") today announced that the Company will be expanding its recovery efforts to include deeper underwater targets, including merchant ships from WW1 and WW2. These shipwrecks are in both US & International waters. Given the higher costs associated with deep water salvage, each project will require significant funding that the company will have to raise on its own or with deep water joint venture partners. The company has obtained several targets of interest, and intends to immediately begin the requisite survey and archeological review to further refine these targets of interest prior to raising the capital needed to engage in these recovery operations.

Keith Webb, the Company’s President stated “Creating a unit of Blue Water that explores deeper underwater sites certainly has its challenges but we are encouraged that our research and due diligence will provide our team with the best opportunity for financial success.

Blue Water Ventures International, Inc. is a historic shipwreck research and recovery company that locates and recovers lost underwater treasures dated from pre-colonial times to our recent past.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, the successful funding of our current operations, the successful development and funding of deep water salvage operations and the overall execution of our business plan, as well as many other factors which may or may not be beyond our control.  No guarantee can be given that we will successfully conclude these endeavors.

Blue Water Ventures International, Inc.
W. Keith Webb (904)215-7601
keith@bwvkw.com
Investor Relations
Source: BLUE WATER VENTURES INTERNATIONAL, INC.
Released: June 11, 2013